Exhibit 11

90 State House Square Hartford, CT 06103-3702 +1 860 524 3999 Main +1 860 524 3930 Fax www.dechert.com

March 27, 2018

Pacific Select Fund

700 Newport Center Drive

P.O. Box 7500
Newport Beach, CA 92660

Re: Pacific Select Fund, on behalf of its Main Street Core Portfolio

Dear Ladies and Gentlemen:

We have acted as counsel for Pacific Select Fund, a Delaware statutory trust (the “Trust”), and its separate series, Main Street Core Portfolio (the “Acquiring Fund”), in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the acquisition by the Acquiring Fund of the assets of Long/Short Large-Cap Portfolio (the “Acquired Fund”), also a separate series of the Trust, as described in the Registration Statement and the form of Agreement and Plan of Reorganization (the “Agreement”), a copy of which is included as Appendix A to Part A of the Registration Statement.

We have examined and relied upon originals, copies or electronic mail transmissions of, among other things, the following: the Registration Statement; the Agreement; the Certificate of Trust of the Trust as filed with the Secretary of State of the State of Delaware; the Agreement and Declaration of Trust of the Trust dated as of June 22, 2016; and the By-Laws of the Trust dated June 22, 2016. We have also examined such documents and questions of law as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Acquiring Fund’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Acquiring Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.

Pacific Select Fund Page 2

Based upon the foregoing, we are of the opinion that the Acquiring Fund’s shares registered under the Securities Act, when issued in accordance with the terms of the Registration Statement in connection with the transfer of the assets of the Acquired Fund pursuant to the terms of the Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

We are members of the Bar of the State of Connecticut and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of Connecticut. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very Truly Yours,

/s/ Dechert LLP

Dechert LLP